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                                                                    EXHIBIT 10.6


                                 EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and effective as of __________, 1997, by and between NORTH STAR PLATING COMPANY, a Minnesota corporation (the Company"), and KIM D. WOOD (the "Employee"), with respect to the following facts:

    A. Pursuant to that certain Agreement and Plan of Merger dated as of December 6, 1996 (the "Merger Agreement"), by and among Keystone Automotive Industries, Inc. ("Keystone"), North Star Merger, Inc., a wholly owned subsidiary of Keystone (the "Subsidiary"), the Company and certain shareholders of the Company, among other things, (i) the Subsidiary will be merged with and into the Company (the "Merger"), (ii) all shares of the capital stock of the Company issued and outstanding immediately prior to the Merger will be converted into the right to receive an aggregate of 2,450,000 shares of the Common Stock of Keystone (or approximately 25.1% of the shares of the Common Stock of Keystone to be issued and outstanding immediately after the Merger) and (iii) the Employee, a director, officer and principal shareholder of the Company, will become the President of the Company.

    B. The Company desires to be assured of the continued association and services of the Employee in order to take advantage of his experience, knowledge and abilities in the Company's business, and is willing to employ the Employee, and the Employee desires to be so employed, on the terms and conditions set forth in the Agreement.

    C. The Employee from time to time in the course of his employment may learn trade secrets and other confidential information concerning the Company, and the Company desires to safeguard such trade secrets and confidential information against unauthorized use and disclosure.

    D. The parties acknowledge that in the circumstances set forth in this Agreement competition by the Employee would be detrimental to the Company's business and to the expectations of Keystone under the Merger Agreement.

         ACCORDINGLY, on the basis of the representations, warranties and covenants contained herein, and as a material inducement to Keystone entering into and consummating the transactions contemplated by the Merger Agreement, the parties hereto agree as follows:

         1.   EMPLOYMENT

              1.1 EMPLOYMENT. The Company hereby employs the Employee as President, and the Employee hereby accepts such employment, on the terms and conditions set forth below, to perform during the term of this Agreement such services as are required hereunder.


                                     EXHIBIT 10.6
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              1.2  DUTIES.  The Employee shall render such services to the
Company, and shall perform such duties and acts, as reasonably may be required by the Company's Board of Directors in connection with any aspect of the Company's business. The Employee shall not be required to relocate his home in connection with his employment under this Agreement.

              1.3 SERVICE TO OTHERS. The Employee shall devote his entire productive time, ability and attention to, and shall diligently and conscientiously use his best efforts to further, the Company's business, and shall not, without the prior written consent of the Company's Board of Directors in each instance, perform services of any kind, whether or not for compensation, for any person other than the Company, which services, in the sole opinion of the Company's Board of Directors, might materially interfere with the performance of his duties hereunder.

         2.   COMPENSATION

              2.1 COMPENSATION. As the total consideration for the services which the Employee renders hereunder, the Employee shall be entitled to the following:

                   (a) an annual base salary of $175,000, subject to such periodic increases, if any, as the Company's Board of Directors may deem to be appropriate in its sole discretion, less income tax and other applicable withholdings, payable in weekly, bi-monthly or monthly installments as may be agreed between the Employee and the Company;

                   (b) an annual bonus in such amount and upon the realization of such performance criteria as may be established from time to time by the Company's Board of Directors, less income tax and other applicable withholdings;

                   (c) participation in all benefit plans or programs sponsored by the Company for executive officers in general, including, without limitation, participation in any group health plan, medical reimbursement plan, dental plan, disability insurance plan, life insurance plan and pension and profit sharing plan;

                   (d) reimbursement of any and all reasonable and documented expenses incurred by the Employee from time to time in the performance of his duties hereunder;

                   (e) two (2) weeks paid vacation per year, at such time or times as the Company's Board of Directors may authorize, and all paid holidays observed by the Company; PROVIDED, however, that such vacation shall be taken annually and shall not cumulate from year to year; and

                   (f) the use of an automobile substantially similar to that currently provided by the Company to the Employee, together with reimbursement of all expenses for insurance, fuel and maintenance.


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              2.2  ILLNESS.  Subject to the limitations contained in Section
3.2(c) and 3.3(i) of this Agreement, if the Employee shall be unable to render the services required hereunder on account of personal injuries or physical or mental illness, he shall continue to receive all payments provided in this Agreement; PROVIDED, however, that any such payments may, at the sole option of the Company, be reduced by any amount that the Employee receives for the period covered by such payments as disability compensation under insurance policies, if any, maintained by the Company or under government programs.

         3.   TERM OF EMPLOYMENT AND TERMINATION

              3.1 TERM. Unless sooner terminated pursuant to Section 3.2 of this Agreement, the term of employment under this Agreement shall be for a period commencing on the date hereof and ending on the third anniversary date thereof; PROVIDED, however, that such term of employment automatically shall be renewed for successive two (2) year terms unless written notice of termination is given by either the Company or the Employee not less than ninety (90) days prior to the end of the initial term or any subsequent two (2) year renewal term.

              3.2 TERMINATION. Employment under this Agreement shall terminate prior to the expiration of its term upon the happening of any of the following events:

                   (a)  the mutual agreement of the Company and the Employee;

                   (b)  the death of the Employee;

                   (c) at the Company's option if, in the reasonable judgment of the Company's Board of Directors, the Employee has become so physically or mentally disabled as to be incapable of substantially performing his duties hereunder for a period of six (6) consecutive months or an aggregate of 180 days in any twelve (12) month period;

                   (d) at the Company's option, in the event of (i) a material breach of this Agreement by reason of the Employee's continued and willful failure or refusal to substantially perform his duties in accordance with this Agreement or (ii) the conviction of the Employee of a felony or of a misdemeanor involving financial impropriety or (iii) the material breach of the Employee's fiduciary duty to the Company; PROVIDED, however, that no termination shall occur under clause (i) unless the Employee first shall have received written notice specifying the acts or omissions alleged to constitute such breach and, if such breach can be corrected, it continues after the Employee shall have had reasonable opportunity to correct it;

                   (e) at the Employee's option, in the event of (i) a material breach of this Agreement by the Company or (ii) the assignment to the Employee of duties inconsistent with his status as President of the Company or
(iii) a substantial alteration in the Employee's reporting responsibility, title or office or (iv) a move of the Company's principal executive offices outside the County of Hennepin, Minnesota; PROVIDED, however, that no termination shall occur


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under clause (i) unless the Company first shall have received written notice specifying the acts or omissions alleged to constitute such breach and, if such breach can be corrected, it continues after the Company shall have had a reasonable opportunity to correct it; or

                   (f) at the Company's option by resolution of the Board of Directors for any reason whatsoever without cause.

              3.3 DUTIES UPON TERMINATION. In the event that employment under this Agreement is terminated, whether at the expiration of the initial term or any subsequent two (2) year renewal term or prior thereto pursuant to Section
3.2 of this Agreement, neither the Company nor the Employee shall have any remaining duties or obligations hereunder, except that (i) the Company shall pay to the Employee, or his estate, such compensation as is due pursuant to Section 2.1, prorated through the date of termination (the "Termination Date"), (ii) the Employee shall continue to be bound by Section 4 of this Agreement and (iii) in the event that such termination shall occur pursuant to Section 3.2(a), (b),
(c), (e) or (f) of this Agreement or in the event that the Company terminates this Agreement under Section 3.1 hereof effective at the end of the initial term or any renewal term, except for any such termination for any reason described in
Section 3.2(d) hereof, the Company shall pay to the Employee, or his estate, or bear the cost of, in the case of benefits described in Section 2.1(c), (A) such compensation as would otherwise be due pursuant to Sections 2.1(a) and (c) during the twelve (12) months commencing on the Termination Date and (B) such compensation as would otherwise be due pursuant to Section 2.1(b) for the fiscal year of the Company in which the Termination Date occurs; PROVIDED, however, that such compensation due pursuant to Section 2.1(b) shall be determined without regard to any condition thereto that requires the continued employment of the Employee and shall be determined as though the Employee's performance with respect to performance goals established before Termination Date continued after the Termination Date at the same rate for each goal as was achieved before the Termination Date.

         4.   TRADE SECRETS

              4.1 TRADE SECRETS. The Employee shall not, without the prior written consent of the Company's Board of Directors in each instance, disclose or use in any way, during the term of his employment by the Company and for twelve (12) months commencing on the Termination Date, except as required in the course of such employment, any confidential business or technical information or trade secret of the Company acquired in the course of such employment, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by him (collectively, the "Trade Secrets"), including, without limitation, any information concerning customer lists, products, procedures, operations, investments, financing, costs, employees, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, profits and plans for future development, the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and all other information which is related to any product, service or business of the Company, other than information which is generally known in the industry in which the


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Company transacts business or is acquired from public sources; all of which
Trade Secrets are the exclusive and valuable  property of the Company.

              4.2 TANGIBLE ITEMS. All files, accounts, records, documents, books, forms, notes, reports, memoranda, studies, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, and all other physical items related to the Company, other than a merely personal item, whether of a public nature or not, and whether prepared by the Employee or not, are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company, except as required in the course of employment by the Company, without the prior written consent of the Company's Board of Directors in each instance, and the same shall be promptly returned to the Company by the Employee on the expiration or termination of his employment by the Company or at any time prior thereto upon the request of the Company.

              4.3 SOLICITATION OF EMPLOYEES. During the term of his employment by the Company and for eighteen (18) months commencing on the Termination Date (such period not to include any period of violation hereof by the Employee or period which is required for litigation to enforce this paragraph and during which the Employee is in violation hereof), the Employee shall not, directly or indirectly, either for his own benefit or purposes or the benefit or purposes of any other person, employ or offer to employ, call on, solicit, interfere with or attempt to divert or entice away any employee of the Company in any capacity.

              4.4  NONCOMPETITION.

                   (a) As used herein, the term "Competitive Activity" shall mean any participation in, assistance of, employment by, ownership of any interest in, acceptance of business from, engagement in business with or assistance, promotion or organization of any person, partnership, corporation, firm, association or other business organization, entity or enterprise which, directly or indirectly, is engaged in, or hereinafter engages in, research on, or development, production, marketing, leasing or selling of, any product, process or service which is the same as, similar to or in competition with any line of business or research in which the Company or any of its successors is engaged directly or indirectly at the Termination Date.

                   (b) During the period commencing on the date hereof and ending twelve (12) months after the Termination Date (any such period not to include any period of violation of this paragraph by the Employee or period which is required for litigation to enforce this paragraph and during which the Employee is in violation hereof), the Employee shall not, without the prior written consent of the Company in each instance, engage in any Competitive Activity in any of the following geographic areas:

                        (i)     the County of Hennepin, Minnesota;


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                        (ii)    the Counties of Hennepin, Ramsey, Washington,
Anoka, Sherburne, Wright, Carver, Scott, Dakota, Sterns, Benton and Crow Wing, Minnesota;

                        (iii)   the State of Minnesota; and

                        (iv) the States of Minnesota, Iowa, Missouri, Illinois, Wisconsin, North Carolina, South Carolina, Michigan, Kansas, Nebraska, North Dakota and South Dakota.

              4.5 INJUNCTIVE RELIEF. The Employee hereby acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of this Section 4 and, accordingly, that the Company shall be entitled to seek temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

              4.6 "COMPANY". For the purposes of this Section 4 of this Agreement only, the term "Company" shall mean collectively Keystone Automotive Industries, Inc., a California corporation, North Star Plating Company, a Minnesota corporation, and their respective successors, assigns and nominees, and all individuals, corporations and other entities that directly, or indirectly through one or more intermediaries, control or are controlled by or are under common control with any of the foregoing.

         5.   MISCELLANEOUS

              5.1 SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable. For the purpose of determining the scope of the covenant set forth in Section 4.4(b), each of subparagraphs (i), (ii), (iii) and
(iv) shall be considered a separate covenant such that if the geographic scope of any such subparagraph shall be determined by a court of competent jurisdiction to be excessive and invalid, such subparagraph shall be severed and the remaining subparagraphs shall be deemed enforceable and remain in full force and effect.

              5.2 SUCCESSORS AND ASSIGNS. All of the terms, provisions and obligations of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by the Employee without the prior written consent of the Company's Board of Directors in each instance.


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              5.3  GOVERNING LAW.  The validity, construction and
interpretation of this Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made and to be performed within that State.

              5.4 ARBITRATION. At the demand of either party any dispute except under Section 4 arising out of this Agreement shall be resolved through binding arbitration. The Company shall pay all arbitration costs. Unless the parties agree on a different arbitration procedure, arbitration shall take place under the Expedited Labor Arbitration Rules of the American Arbitration Association of Los Angeles, California. The decision of the Arbitrator shall be final and binding on both parties.

              5.5 HEADINGS. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

              5.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

              5.7 NOTICE. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given
(i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telex or telecopier, when such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answerback or telephonic confirmation is received. Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

              5.8 ATTORNEYS' FEES. In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party's expenses, including attorneys' fees, incurred in such action.

              5.9 THIRD PARTIES. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the Company or the Employee any rights or remedies under or by reason of this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first set forth above.


                                            NORTH STAR PLATING COMPANY



                                       By
                                          --------------------------------------
                                          Authorized Representative
                                          2110 South 10th Street
                                          Brainerd, Minnesota 56401
                                          Telecopier Number: (218) 829-9664



                                       ----------------------------------------
                                       KIM D. WOOD
                                       12415 44th Avenue North
                                       Plymouth, Minnesota 55442


         The undersigned hereby guarantees the prompt payment when due of any and all amounts payable by the Company to the Employee under Sections 2.1 or 3.3 of this Agreement.

                                       KEYSTONE AUTOMOTIVE INDUSTRIES, INC.



                                       By
                                          --------------------------------------
                                            Authorized Representative




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